Exhibit 99.1

NEWS

5350 Tech Data Drive Clearwater, FL 33760 (727) 539-7429

FOR IMMEDIATE RELEASE Wednesday, August 27, 2003	SYMBOL: TECD TRADED: NASDAQ/NMS

Tech Data Reports FY2004 Second-Quarter Results

CLEARWATER, FL. — Tech Data Corporation, a leading provider of IT products and logistics management services, today announced results for the second-quarter ended July 31, 2003.

FY2004 Second-Quarter at a Glance

♦ Net Sales	$4.2 billion

♦ GAAP Net Income Non-GAAP Net Income	$17.2 million $19.2 million

♦ GAAP Diluted EPS Non-GAAP Diluted EPS	$.30 per share $.34 per share

Net sales in the second-quarter of fiscal 2004 totaled $4.2 billion, an increase of 4.6 percent compared to $4.0 billion in the second-quarter of the prior year and a 6.8 percent increase from the first quarter of the current year. On a regional basis, second-quarter net sales declined 10.8 percent in the Americas and increased 24.1 percent in Europe (2.8 percent on a local currency basis) from the prior year. Second-quarter net sales increased 6.6 percent in the Americas and 7.0 percent in Europe (.2 percent on a local currency basis) compared to the first quarter of the current fiscal year. Second-quarter results include a full quarter of operations from the company’s Azlan Group Limited (“Azlan”) acquired in March 2003.

Net income, based upon Generally Accepted Accounting Principles (“GAAP”), for the second quarter totaled $17.2 million, or $.30 per diluted share, compared with net income of $35.3 million, or $.60 per diluted share in the prior year. Second-quarter non-GAAP net income, which excludes special charges of $3.1 million ($2.0 million net of tax) related to the closure of the company’s U.S. education business, totaled $19.2 million, or $.34 per diluted share. Refer to the company’s statement regarding non-GAAP financial information and the related reconciliation of GAAP results to non-GAAP results located in this release and also located in the Investor Relations section of the company’s website at www.techdata.com.

Tech Data Reports Second-Quarter Results August 27, 2003	Page 2 of 6

“We were encouraged by the improving market conditions we experienced in the Americas during the second half of the quarter,” commented Steven A. Raymund, Tech Data’s chairman and chief executive officer. “We are very focused on further improving operating results, although weak European economic conditions may impede our short-term potential. Despite the challenges, we remain well-positioned with an increasingly diversified portfolio of technology products.”

Financial Highlights

•	Effective with the first quarter of fiscal 2004, the U.S., Canadian and Latin American operations were combined to create the company’s Americas region. During the second-quarter, net sales in the Americas region totaled $2.0 billion or 48 percent of worldwide sales. Sales in the company’s European region totaled $2.2 billion or 52 percent of worldwide sales.

•	Results for the second-quarter ended July 31, 2003 include a reclassification pursuant to Emerging Issues Task Force Issue No. 02-16 (“EITF 02-16”) “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor”. EITF 02-16 requires that, under certain circumstances, consideration received from vendors be treated as a reduction of cost of goods sold and not as a reduction of selling, general and administrative (“SG&A”) expenses. As a result, $10.6 million was reclassified from SG&A with $9.1 million of this amount being recorded as a reduction of cost of goods sold and $1.5 million deferred pending the sale of the related inventory. Year to date, $14.9 million has been reclassified from SG&A with $12.3 million of this amount recorded as a reduction of cost of goods sold and $2.6 million deferred pending the sale of the related inventory. The company expects the guidance to be applied to virtually all of its vendor arrangements by the end of fiscal 2004.

•	Gross margin for the second quarter was 5.68 percent, an increase from 5.27 percent in the prior year second quarter and 5.29 percent in the first quarter of this year. The year-over-year and sequential increase in gross margin is largely the result of the inclusion of a full quarter of results from the company’s Azlan operations and the impact of the company’s adoption of
EITF 02-16, offset by a decline in gross margin resulting from the competitive pricing experienced during the period.

•	Second-quarter SG&A expense was $207.1 million or 4.96 percent of sales, an increase from 3.88 percent in the prior year second quarter and 4.39 percent in the first quarter of this year. The year-over-year and sequential increase in SG&A is primarily the result of the inclusion of a full quarter of results from the company’s Azlan operations, the impact of the company’s adoption of EITF 02-16, and the cost associated with the harmonization and upgrade of the company’s European systems infrastructure. SG&A expense during the current quarter includes $5.1 million from incremental workforce reductions completed during the period as a result of widening the scope of the reductions beyond that anticipated in the company’s second-quarter outlook provided on May 28, 2003.

•	Total debt to capital at the end of the second quarter was 28 percent compared to 32 percent at the end of the prior year second quarter.

(continued)

Tech Data Reports Second-Quarter Results August 27, 2003	Page 3 of 6

•	Cash flow from operations for the six months ended July 31, 2003 was $251.6 million compared to $244.9 million for the six months ended July 31, 2002.

Non-GAAP Financial Information

The following reconciliation details the adjustments between results calculated using Generally Accepted Accounting Principles (“GAAP”) and non-GAAP information provided within this release. The non-GAAP data is included with the intention of providing investors a more complete understanding of our operational results and trends, but should only be used in conjunction with results reported in accordance with GAAP.

Reconciliation of Non-GAAP Financial Information
(In thousands, except per share amounts)
	Three months ended		Six months ended
	July 31		July 31
	2003	2002	2003	2002
GAAP net income	$17,170	$35,262	$38,707	$70,401
Closure of U.S. education business, net of tax	1,992	—	1,992	—

Non-GAAP net income	$19,162	$35,262	$40,699	$70,401

GAAP diluted earnings per share	$.30	$.60	$.68	$1.20

Non-GAAP diluted earnings per share	$.34	$.60	$.71	$1.20

GAAP diluted weighted average shares outstanding	57,123	62,809	56,951	62,629

Business Outlook

The following statements are based on current expectations and the company’s internal plan. These statements are forward-looking and, as outlined in the company’s periodic filings with the Securities and Exchange Commission, actual results may differ materially.

The outlook for the third quarter ending October 31, 2003, including expenses related to the harmonization and upgrade of the company’s European systems infrastructure, but excluding any restructuring or other special charges that may be incurred, is as follows:

•	Net sales are expected to be in the range of $4.05 billion to $4.20 billion.

•	Net income is expected to be in the range of $23 million to $26 million.

•	Diluted earnings per share is expected to be in the range of $.40 to $.45.

(continued)

Tech Data Reports Second-Quarter Results August 27, 2003	Page 4 of 6

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements, based on the company’s current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: intense competition both domestically and internationally; narrow profit margins; inventory risks due to shifts in market demand; dependence on information systems; credit exposure due to the deterioration in the financial condition of our customers; the general economy including the length and severity of the current economic downturn; the inability to obtain required capital; potential adverse effects of acquisitions; fluctuations in interest rates, foreign currency exchange rates and exposure to foreign markets; the impact of changes in income tax legislation; product supply and availability; dependence on independent shipping companies; changes in vendor terms and conditions; acts of war or terrorism; exposure to natural disasters; potential impact of labor strikes; volatility of common stock; and the accuracy of forecast data. Additional discussion of these and other factors affecting the company’s business and prospects is contained in the company’s periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company’s investor relations website at www.techdata.com. All information in this release is as of August 27, 2003. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company’s expectations.

Webcast Details

Tech Data will be discussing its second-quarter results along with its outlook for the third quarter on a conference call today at 4:30 p.m. (EDT). A webcast of the call will be available to all interested parties and can be accessed at www.techdata.com. The webcast will be available for replay until the close of business on Wednesday, September 3, 2003.

About Tech Data

Tech Data Corporation (NASDAQ/NMS: TECD), founded in 1974, is a leading global provider of IT products, logistics management and other value-added services. Ranked 117th on the Fortune 500, the company and its subsidiaries serve more than 100,000 technology resellers in the United States, Canada, the Caribbean, Latin America, Europe and the Middle East. Tech Data’s extensive service offering includes technical support, financing options and configuration services as well as a full range of award-winning electronic commerce solutions. The company generated sales of $15.7 billion for its most recent fiscal year, which ended January 31, 2003.

FOR MORE INFORMATION CONTACT:

Jeffery P. Howells, Executive Vice President and Chief Financial Officer

727-538-7825 (jhowells@techdata.com)

or

Danyle L. Anderson, Director of Investor Relations and Shareholder Services

727-538-7866 (danderso@techdata.com)

(continued)

Tech Data Reports Second-Quarter Results August 27, 2003	Page 5 of 6

TECH DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended		Six months ended
	July 31,		July 31,
	2003	2002	2003	2002
Net sales Cost of products sold	$4,178,751 3,941,333	$3,996,719 3,786,046	$8,092,608 7,648,030	$7,917,139 7,497,574

Gross profit Selling, general and administrative expenses	237,418 207,090	210,673 155,248	444,578 378,947	419,565 309,193

Operating income before special charges	30,328	55,425	65,631	110,372
Special charges	3,065	—	3,065	—

Operating income after special charges	27,263	55,425	62,566	110,372
Interest expense, net	3,438	6,454	7,320	12,801
Net foreign currency exchange gain	(611)	(3,621)	(854)	(7,465)

Income before income taxes	24,436	52,592	56,100	105,036
Provision for income taxes	7,266	17,330	17,393	34,635

Net income	$17,170	$35,262	$38,707	$70,401

Diluted earnings per share	$.30	$.60	$.68	$1.20

Diluted weighted average shares outstanding	57,123	62,809	56,951	62,629

Tech Data Reports Second-Quarter Results August 27, 2003	Page 6 of 6

TECH DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(In thousands)

	July 31,	January 31,
	2003	2003
ASSETS
Current assets:
Cash and cash equivalents	$226,570	$157,191
Accounts receivable, net	1,745,203	1,714,902
Inventories	1,078,907	997,875
Prepaid and other assets	146,728	108,150

Total current assets	3,197,408	2,978,118
Property and equipment, net	154,378	136,689
Excess of cost over acquired net assets, net	92,626	2,966
Other assets, net	170,553	130,245

	$3,614,965	$3,248,018

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit loans	$253,362	$188,309
Accounts payable	1,217,570	1,073,357
Accrued expenses	382,158	317,169

Total current liabilities	1,853,090	1,578,835
Long-term debt	314,531	314,498
Other liabilities	16,155	16,155

Total liabilities	2,183,776	1,909,488

Total shareholders’ equity	1,431,189	1,338,530

Total liabilities and shareholders’ equity	$3,614,965	$3,248,018